AMERIGROUP to Begin Appeal in Illinois Decision
Company to Host Investor Call

VIRGINIA BEACH, Va. (Mar. 13, 2007) — AMERIGROUP Corporation (NYSE: AGP) said today it intends to appeal the judgment in its qui tam litigation in the U.S. District Court for the Northern District of Illinois that totals approximately $334 million against the Company and its Illinois subsidiary.

The Court entered the judgment in this 2006 case today, allowing AMERIGROUP Corporation to appeal the decision related to the operations of its Illinois subsidiary during 2000 to 2003.

AMERIGROUP has begun preparing for the appeal process and is prepared to provide a letter of credit to stay execution of the judgment while its appeal is under consideration. The Company had previously disclosed that it has entered into a commitment letter with its banks to collateralize the letter of credit.

“AMERIGROUP strongly disagrees with this decision and will aggressively pursue an appeal. We believe our Illinois subsidiary acted at the direction and with knowledge of the Illinois Department of Public Aid (IDPA),” said Jeffrey L. McWaters, AMERIGROUP Corporation Chairman and Chief Executive Officer. “During the period covered by this litigation, our Illinois subsidiary repeatedly disclosed its marketing training programs to IDPA and they agreed with those programs.”

“For more than 12 years, we have focused on providing compassionate, quality care to mothers and children in need,” McWaters continued. “Our customer, IDPA didn’t sue us, it was Cleveland B. Tyson, a former employee. The IDPA was an aggressive regulator of health plans and renewed our contract repeatedly over an 11-year period. We believe there were no false claims and that the award is based on erroneous liability and damages theories, as well as evidence that was inaccurate, incomplete and misleading.”

The lawsuit, filed by a former AMERIGROUP Illinois, Inc. employee, alleges that AMERIGROUP Illinois, Inc. inappropriately worked to avoid enrolling third-trimester pregnant women between 2000 and 2003. AMERIGROUP has consistently asserted that the marketing practices adopted by its physician management team in Illinois were made in response to the requests by IDPA and that its subsidiary had more births on a per member basis than the other Illinois health plans.

AMERIGROUP will ask the 7th Circuit Court of Appeals to review this decision. The legal team handling the Company’s appeal is headed by Theodore B. Olson, a former U.S. Solicitor General. Commenting on the case, Olson said, “AMERIGROUP has very strong arguments as to liability and damages, given the significant errors that occurred at trial. The size of this judgment alone raises serious Constitutional questions, in that the $334 million judgment is approximately 28 times AMERIGROUP Illinois, Inc.’s cumulative earnings over eleven years of operations. AMERIGROUP is an ethical company and we look forward to the opportunity to present our arguments to an appellate panel.”

The primary financial impact of the case during 2007 will be costs associated with providing the letter of credit. Ultimately, the financial impact of this decision on AMERIGROUP Corporation will depend on the outcome of the appeal.

AMERIGROUP does not anticipate that the verdict will have any significant impact on the day-to-day operations of its individual health plans. Unrelated to this case, AMERIGROUP Illinois, Inc. voluntarily ended its contract with IDPA in 2006 and no longer operates in Illinois. Since the trial began, AMERIGROUP has won or expanded business in Texas, Ohio, Georgia, Tennessee and as a Medicare Special Needs Plan in Maryland.

On February 14, 2007, AMERIGROUP disclosed annual earnings estimates for 2007 of $1.85 to $2.00 per share. These estimates included the cost of a previously posted bond of $50.4 million to cover the initial jury verdict. These 2007 earnings estimates did not include additional costs associated with posting a bond of up to approximately $334 million plus interest. With an established judgment amount, the Company can now move forward to finalize the terms of the financing and estimate the impact on earnings. Once we have finalized the structure of the new financing, we will update the 2007 earnings outlook at that time.

Conference Call
A conference call discussing the decision will be held on Wednesday, March 14, at 8:30 a.m. Eastern Time. The conference call can be accessed by dialing 866-510-0707 (domestic) or 617-597-5376 (international) and providing passcode 21581357 approximately ten minutes prior to the start time of the call. A recording of the call may be accessed by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and providing passcode 36688335. The replay will be available beginning Wednesday, March 14, at 10:30 a.m. Eastern Time until Wednesday, March 20, at 11:59 p.m. Eastern Time. The conference call will also be available through the investors’ page of the Company’s Web site, www.amerigroupcorp.com, or through www.earnings.com. A 30-day replay of this webcast will be available on these Web sites approximately two hours following the conclusion of the live broadcast.

Web Info
Additional information about the case may also be found at www.amerigroupinfo.com.

About AMERIGROUP
AMERIGROUP Corporation, headquartered in Virginia Beach, Virginia, improves healthcare access and quality for low-income Americans by developing innovative managed health services for the public sector. Through its subsidiaries, AMERIGROUP serves more than 1.3 million people in the District of Columbia, Florida, Georgia, Maryland, New Jersey, New York, Ohio, Tennessee, Texas and Virginia. For more information, visit www.amerigroupcorp.com.

# # #